UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): July 13, 2009

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard Suite 500 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2009, Dr. Mark E. Griffin, age 41, joined the Company as its Vice President – Research and Development.

From March 2009 to July 2009, Dr. Griffin served as Technical Director, Specialty Group of Land O’Lakes Purina Feed, LLC, a co-operative of agricultural producers and marketer of agriculture food products. From 2003 to March 2009, Dr. Griffin served as Director, Zoo and Aquaculture of Land O’Lakes Purina Feed, LLC. Prior thereto, Dr. Griffin held several positions in the aquaculture, companion animal, zoo and private label divisions of Purina Mills, Inc. and Land O’ Lakes Purina Feed, LLC. Dr. Griffin received his Bachelor of Science and a Ph.D from Purdue University.

The Company has entered into a letter agreement with Dr. Griffin pursuant to which he is entitled to receive an annual salary of $165,000 per year, a year-end cash bonus up to 30% of his base salary depending on targets to be determined by the Company, a non-qualified option to purchase 15,000 shares of the Company’s common stock under the Company’s 2006 Incentive Plan, relocation benefits, and the use of a Company vehicle. Dr. Griffin is also entitled to participate in the Company’s health, welfare and retirement programs. The stock options have a 10 year life and a $3.75 strike price (the fair market value as defined by the Incentive Plan on the date of grant) and will vest in  1/3rd increments on each anniversary of the grant date.

The letter agreement is attached hereto as Exhibit 10.1 and the stock option agreement for the option grant is attached hereto as Exhibit 10.2 and each is incorporated herein by reference. The forgoing descriptions of the letter agreement and stock option agreement do not purport to be complete and are qualified in their entirety by reference to the attached agreements.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

10.1	Letter Agreement between the Company and Dr. Mark E. Griffin dated June 12, 2009.
10.2	Stock Option Agreement between the Company and Dr. Mark E. Griffin dated July 13, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: July 14, 2009	/s/ John D. Held
John D. Held
Executive Vice President, General
Counsel and Secretary